UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant ⌧
Filed by a Party other than the Registrant ◻
Check the appropriate box:
◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
◻	Definitive Proxy Statement
⌧	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

SAFETY INSURANCE GROUP, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
⌧ No fee required.
◻ Fee paid previously with preliminary materials.
◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ADDITIONAL INFORMATION REGARDING THE 2022 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, JUNE 1, 2022

The following Notice of Change relates to the Proxy Statement of Safety Insurance Group, Inc. (the "Company"), dated April 19, 2022, furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2022 Annual Meeting of Shareholders to be held on Wednesday, June 1, 2022.

THIS NOTICE SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

SAFETY INSURANCE ANNOUNCES CONFERENCE CALL INFORMATON CHANGE FOR 2022 ANNUAL MEETING OF SHAREHOLDERS

Boston, Massachusetts, May 27, 2022. Safety Insurance Group, Inc. (NASDAQ: SAFT) today announced a change for its 2022 Annual Meeting of Shareholders scheduled for Wednesday, June 1, 2022, at 10:00 a.m. to update a teleconference number for shareholders to dial-in remotely.

Shareholders will be able to listen to a live teleconference of the meeting by dialing in at (866) 705-2554. The participation code for the meeting is 410073.

The process for voting shares at the 2022 Annual Meeting of Shareholders remains the same, as detailed in the previously distributed Notice of Availability of Proxy Materials for the 2022 Annual Meeting of Shareholders sent to the Company’s shareholders of record as of the record date, April 8, 2022. The proxy card included with the proxy materials previously distributed to shareholders will not be updated to reflect the change and may continue to be used to vote your shares in connection with the Annual Meeting.

About Safety:  Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, Safety Property and Casualty Insurance Company and Safety Northeast Insurance Company.  Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2021 Form 10-K with the SEC on February 28, 2022 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com